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                                                                     Exhibit 8.2

                                January 30, 1997


Oclassen Pharmaceuticals, Inc.
100 Pelican Way
San Rafael, CA  94901

Ladies and Gentlemen:

          This opinion is being delivered to you pursuant to Section 6.1(i) of the Agreement and Plan of Merger (the "Agreement") among Watson Pharmaceuticals, Inc., a Nevada corporation ("Watson"), its wholly-owned subsidiary, Opalacq Co., a Delaware corporation ("Watson Sub"), and Oclassen Pharmaceuticals, Inc., a Delaware corporation ("Oclassen"), dated as of September 25, 1996, as amended effective November 14, 1996. Pursuant to the Agreement, Watson Sub will merge with and into Oclassen (the "Merger"), and Oclassen will become a wholly-owned subsidiary of Watson.

         Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

         We have acted as legal counsel to Oclassen in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined (or will examine on or prior to the Effective Time of the Merger) and are relying (or will rely) upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

         1.       The Agreement (including Exhibits and Schedules);

         2. Representations made to us by Watson and Watson Sub in a letter reproduced as Exhibit A hereto (or to be made at or prior to the Effective Time of the Merger);
         3. Representations made to us by Oclassen in a letter reproduced as Exhibit B hereto (or to be made at or prior to the Effective Time of the Merger);

         4. Representations made by certain shareholders of Oclassen in "Continuity of Interest Certificates" or "Affiliate Agreements" (or to be made at or prior to the Effective Time of the Merger); and
         5. Such other instruments and documents related to the formation, organization and operation of Watson, Oclassen and Watson Sub or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

         In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

         A. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

         B. Any representation or statement made "to the knowledge of "or otherwise similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take an action, there is in fact no such plan, intention, understanding or agreement and such action will not be taken;


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         C.       The Merger will be consummated pursuant to the Agreement and will be effective under the laws of the State of Delaware;

         D. The shareholders of Oclassen do not, and will not on or before the Effective Time of the Merger, have an existing plan or intent to dispose of an amount of Watson Common Stock to be received in the Merger (or to dispose of Oclassen capital stock in anticipation of the Merger) such that the shareholders of Oclassen will not receive and retain a meaningful continuing equity ownership in Watson that is sufficient to satisfy the continuity of interest requirement as specified in Treas. Reg. Section 1.368-1(b) and as interpreted in certain Internal Revenue Service rulings and federal judicial decisions;

         E. After the Merger, Oclassen will hold "substantially all" of its and Watson Sub's properties within the meaning of Section 368(a)(2)(E)(i) of the Code and the regulations promulgated thereunder and will continue its historic business or use a significant portion of its historic business assets in a business;

         F. To the extent any expenses relating to the Merger (or the "plan of reorganization" within the meaning of Treas. Reg. Section 1.368-1(e) with respect to the Merger) are funded directly or indirectly by a party other than the incurring party, such expenses will be within the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187; any expenses paid on behalf of Oclassen shareholders will not exceed one percent (1%) of the total consideration that will be issued in the Merger to Oclassen shareholders in exchange for their shares of Oclassen stock; and

         G. No Oclassen shareholder guaranteed any Oclassen indebtedness outstanding during the period immediately prior to the Merger, and at all relevant times, including as of the Effective Time of the Merger, (i) no outstanding indebtedness of Oclassen, Watson or Watson Sub has or will represent equity for tax purposes; (ii) no outstanding equity of Oclassen, Watson or Watson Sub has or will represent indebtedness for tax purposes; (iii) and no outstanding security, instrument, agreement or arrangement that provides for, contains, or represents either a right to acquire Oclassen stock or to share in the appreciation thereof constitutes or will constitute "stock" for purposes of
Section 368(e) of the Code.

         Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, for federal income tax purposes, the Merger will be a "reorganization" as defined in Section 368(a) of the Code and Watson and Oclassen will each be a party to that reorganization within the meaning of
Section 368(b) of the Code.

         In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

         1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

         2. This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). In particular, except as expressly stated in the preceding sentence, we express no opinion regarding (i) whether and the extent to which any Oclassen shareholder who has provided or will provide services to Oclassen, Watson or Watson Sub will have compensation income under any provision of the Code; (ii) the effects of such compensation income, including but not limited to the effect upon the basis and holding period of the Watson stock received by any such

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shareholder in the Merger; (iii) the potential application of the "golden parachute" provisions (Sections 280G, 3121(v)(2) and 4999) of the Code, the alternative minimum tax provisions (Sections 55, 56 and 57) of the Code or Sections 305, 306, 357, 424, and 708, or the regulations promulgated thereunder;
(iv) the corporate level tax consequences of the Merger to Watson, Watson Sub or Oclassen, including without limitation the recognition of any gain and the survival and/or availability, after the Merger, of any of the federal income tax attributes or elections of Oclassen, after application of any provision of the Code, as well as the regulations promulgated thereunder and judicial interpretations thereof; (v) the basis of any equity interest in Oclassen acquired by Watson in the Merger; (vi) the tax consequences of any transaction in which Oclassen stock or a right to acquire Oclassen stock was received; (vii) the tax consequences to any Oclassen shareholder or to Oclassen, Watson or Watson Sub of a forfeiture to Watson of all or any part of the shares held in the Escrow Fund; and (viii) the tax consequences of the Merger (including the opinion set forth above) as applied to shareholders of Oclassen with special tax status or circumstances and/or holders of options or warrants for Oclassen stock or that may be relevant to particular classes of Oclassen shareholders and/or holders of options or warrants for Oclassen stock such as dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

         3. No opinion is expressed as to any transaction other than the Merger as described in the Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon. In addition, in the event that executed copies of the letters and agreements referred to in 2, 3 or 4 of the third paragraph of this letter are not furnished to us at or prior to the Effective Time, this opinion shall be void and of no further effect, and may not be relied upon.


         4. This opinion has been delivered to you for the purpose of satisfying the conditions set forth in Section 6.1(i) of the Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 (Registration No. 333-16275) filed with the Securities and Exchange Commission with respect to the transactions described herein and to the references to this firm in the section thereof entitled "The Merger -- Federal Income Tax Consequences."


                                                  Very truly yours,

                                                  VENTURE LAW GROUP
                                                  A Professional Corporation